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                                                                  EXHIBIT 4.1(e)

                                EQUITY INNS, INC.

            ARTICLES OF AMENDMENT TO THE SECOND AMENDED AND RESTATED
                  CHARTER DESIGNATING AND FIXING THE RIGHTS AND
              PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

      To the Secretary of State of the State of Tennessee:

      Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned Tennessee corporation adopts the following amendments to its Second Amended and Restated Charter (the "Charter").

      1.    The name of the corporation is Equity Inns, Inc. (the
            "Corporation").

      2.    The text of the amendments adopted to the Charter are as follows:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article 5 of the Charter and by Section 48-16-102 of the Tennessee Business Corporation Act, as amended, the Board of Directors has, by resolution, duly divided and classified 2,400,000 shares of the preferred stock of the Corporation into a series designated 8.00% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") and has provided for the issuance of the Series C Preferred Stock.

      SECOND: Article 5 of the Charter is hereby amended by adding the following as a new subsection (c) to such Article 5:

      1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated the 8.00% Series C Cumulative Preferred Stock (the "Series C Preferred Stock"), is hereby established. The maximum number of authorized shares of the Series C Preferred Stock shall be 2,400,000.

      2. RANK. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to any class or series of Common Stock of the Corporation and any other class or series of equity securities of the Corporation, if the holders of Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Stock"); (b) on a parity with any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); (c) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series C Preferred Stock ("Senior Stock"); and (d) junior to all existing and future indebtedness of the Corporation. The term "equity securities" does not include

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      convertible debt securities, which will rank senior to the Series C
      Preferred Stock prior to conversion.

      3. DIVIDENDS.

            (a) Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of the Corporation legally available for payment, cash dividends at the rate of 8.00% per annum of the $25 liquidation preference per share (equivalent to $2.00 per annum per share). However, if following a Change of Control (as defined below) the Series C Preferred Stock is not listed on the New York Stock Exchange, Inc. (the "NYSE") or the American Stock Exchange or quoted on NASDAQ, holders of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash dividends from (but excluding) the first date on which both the Change of Control has occurred and the Series C Preferred Stock is not so listed or quoted at the increased rate of nine percent (9.00%) per annum of the $25 liquidation preference per share (equivalent to $2.25 per annum per share) for as long as the Series C Preferred Stock is not so listed or quoted. Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds of the Corporation legally available for the payment of such dividends or (iii) any agreement of the Corporation prohibits payment of such dividends, and shall be payable quarterly on or before the last day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a "Dividend Payment Date"), commencing April 30, 2006. The first dividend will be prorated for less than a full quarter. Any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360 day year. Dividends will be payable in arrears to holders of record as they appear on the stock records of the Corporation at the close of business on the last business day of March, June, September and December immediately preceding such Dividend Payment Date. Holders of Series C Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends on the Series C Preferred Stock. No interest shall be paid in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

            (b) When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series C Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by the Corporation with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series C Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment

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      by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration (except by conversion or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock. Notwithstanding the above, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation's qualification as a REIT.

            (c) No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

            (d) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series C Preferred Stock would include in income their proportionate share of the Corporation's undistributed long-term capital gains, as designated by the Corporation.

            (e) A "Change of Control" shall be deemed to have occurred at such time as (i) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation's shareholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Corporation's Board of Directors immediately prior to the merger or share exchange would not

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      immediately after the merger or share exchange constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or share exchange.

            (f) "Voting Stock" shall mean stock of any class or kind having the power to vote generally for the election of directors.

4. LIQUIDATION PREFERENCE.

            (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the holders of the Series C Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation.

            (b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series C Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

            (c) A voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall not include a consolidation or merger of the Corporation with one or more corporations, a sale or transfer of all or substantially all of the Corporation's assets, or a statutory share exchange.

            (d) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series C Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock and any Parity Stock shall not be entitled to share therein.

      5. REDEMPTION.

            (a) Except in certain limited circumstances set forth in the following sentence relating to the ownership limitation necessary to preserve the Corporation's qualification as a REIT or as set forth in
      Section 6(a) below, shares of Series C Preferred Stock shall not be redeemable prior to February 15, 2011. In order to ensure that the Corporation will continue to meet the requirement for qualification as a REIT, the Series C Preferred Stock will be subject to the provisions of
      Article 14 of the Corporation's Charter (the "Charter") pursuant to which shares of the Common Stock

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      of the Corporation owned by a shareholder in excess of 9.9% of the number of the outstanding shares of Common Stock of the Corporation and shares of the Preferred Stock of the Corporation owned by any shareholder in excess of 9.9% of the number of outstanding shares of such series of Preferred Stock (the "Ownership Limit") will be deemed "Shares-in-Trust" (as defined in such Article 14) and the Corporation will have the right to purchase such shares, as provided in Article 14 of the Charter. On and after February 15, 2011, the Corporation may redeem shares of Series C Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"). The Redemption Date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. If full cumulative dividends on all outstanding shares of Series C Preferred Stock have not been paid or declared and set apart for payment, no shares of Series C Preferred Stock may be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed.

            (b) Notice of redemption of the Series C Preferred Stock shall be mailed by the Corporation to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed; and (iii) the place or places where certificates for such shares of Series C Preferred Stock are to be surrendered for cash. From and after the Redemption Date, dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

            (c) The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Article 14 of the Charter.

            (d) Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series C Preferred Stock in the open market, by tender or by private agreement.

      6. SPECIAL OPTIONAL REDEMPTION BY THE CORPORATION.

            (a) If at any time following a Change of Control the Series C Preferred Stock is not listed on the NYSE or the American Stock Exchange or quoted on NASDAQ, the Corporation will have the option upon written notice to the holders of record of the Series C Preferred Stock in accordance with Section 5(b) to redeem the shares of Series C Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series C Preferred Stock is not so listed or quoted, for a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the Redemption Date.

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            (b) Upon any redemption of the Series C Preferred Stock pursuant to this Section 6, the Corporation will pay, in cash, any accrued and unpaid dividends to the Redemption Date, whether or not authorized, unless the Redemption Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series C Preferred Stock at the close of business on such dividend payment record date will be entitled to the distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Stock.

            (c) At its election, the Corporation, prior to the Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) for the shares of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company.

      7. VOTING RIGHTS.

            (a) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

            (b) If and whenever distributions on any shares of Series C Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of such shares of Series C Preferred Stock (voting together as a single class with all other shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) will be entitled to vote for the election of the two additional directors of the Corporation at any annual meeting of shareholders or at a special meeting of the holders of the Series C Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of any holder of record of shares of Series C Preferred Stock. Whenever dividends in arrears on outstanding shares of the Series C Preferred Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Stock to elect such additional two directors shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

            (c) The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series C Preferred Stock and the holders of all other classes or series of Preferred Stock entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the Articles of Amendment, or the Corporation's bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series C Preferred Stock. The amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, shall not be deemed to

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      materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock. No such vote of the holders Series C Preferred Stock as described above shall be required if provision is made to redeem all shares of Series C Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be.

            (d) With respect to the exercise of the above described voting rights, each share of Series C Preferred Stock shall have one (1) vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series C Preferred Stock as a single class, then the Series C Preferred Stock and such other class or series shall have one quarter of one (0.25) vote per $25 of stated Liquidation Preference.

            (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

      8. CONVERSION. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

      THIRD: The above-listed amendments are to become effective when these articles of amendment are accepted for filing by the Secretary of State of the State of Tennessee.

      FOURTH: The above-listed amendments do not provide for the exchange, reclassification or cancellation of existing shares.

      FIFTH: The above-listed amendments were duly adopted by the Board of Directors of the Corporation on February 7, 2006 and were not required to be adopted by the shareholders of the Corporation.

      Dated this the 14th day of February, 2006.

                               EQUITY INNS, INC.

                               By: /s/ J. Mitchell Collins
                                   ------------------------
                               Name: J. Mitchell Collins
                               Title: Executive Vice President, Chief Financial
                                      Officer, Secretary and Treasurer

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